Exhibit 12
                                                                    11/11/96
                               GULF POWER COMPANY
           Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1995
                 and the twelve months ended September 30, 1996

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

                                                                                              Twelve
                                                                                              Months
                                                                                              Ended
                                                          Year ended December 31,          September 30,
                                         1991      1992       1993       1994       1995       1996
                                      -----------------------Thousands of Dollars--------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges  $107,854   $98,422   $ 96,088   $ 93,407   $ 92,693   $ 88,420
      Federal and state income taxes    36,181    28,569     28,304     40,848     24,871     18,781
      Deferred  income taxes, net       (3,392)    3,322      5,347     (6,987)     9,315     13,328
      Deferred  investment  tax credits    -          -         -          -          -           -
      AFUDC - Debt funds                    95        46        454        656        187        150
         Earnings as defined          $140,738  $130,359   $130,193   $127,924   $127,066   $120,679




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt       $ 41,665   $35,792   $ 31,344   $ 27,124   $ 23,294   $ 23,849
   Interest on interim  obligations        280     1,041        870      1,509      2,931      2,343
   Amort of debt disc, premium  and exp    699     1,032      1,412      1,834      2,014      2,058
   Other interest  charges               2,272     1,410      2,877      2,442      1,674      1,420
         Fixed charges as defined     $ 44,916   $39,275   $ 36,503   $ 32,909   $ 29,913   $ 29,670



RATIO OF EARNINGS TO FIXED CHARGES        3.13      3.32       3.57       3.89       4.25       4.07

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